UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2013

AMAZONICA, CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-174304	99-0363013
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

187 E. Warm Springs Rd., Suite B160, Las Vegas, NV 89119
(Address of principal executive offices)

702-297-6776
(Registrant’s telephone number, including area code)

 (Registrant’s former name, address and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1.   REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01    Entry Into a Material Definitive Agreement

As used in this Current Report on Form 8-K, unless otherwise stated, all references to the “Company”, “we,” “our” and “us” refer to Amazonica, Corp.

Soursos Consulting Agreement

On September 30, 2013, the Company entered into a consulting agreement with its sole officer and director, Michael Soursos (‘Soursos”) whereby Soursos shall provide services to the Company as the Company’s President and Chief Executive Officer in regards to the Company’s management and operations for the period from September 30, 2013 to October 31, 2016. Under the terms of the agreement, the Company shall pay to Soursos $4,000 per month for the first six months of the contract commencing September 30, 2013, $5,000 a month for the next six months of the contract commencing March 1, 2014, $7,500 per month for the final 24 months of the contract commencing September 27, 2014. Mr. Soursos shall be required to commit approximately 80 hours per month to the Company and the services are to be re-evaluated after three months. If the services performed require time materially in excess of 80 hours per month, the parties shall agree to negotiate amended compensatory terms.

Glazunov Consulting Agreement

On September 27, 2013, the Company entered into a consulting agreement with Gennadiy Petrovich Glazunov (“Glazunov”) whereby Glazunov shall provide services to the Company as an independent contractor to join the Scientific Advisory Board of the Company to consult with and provide advice to the Company’s management in respect of matters related to the Company’s operations and business development for a period of two years beginning on September 30, 2013 and extendable for an additional two years by mutual agreement. Under the terms of the agreement, the Company shall pay to Glazunov $1,000 per month. The agreement may be terminated by either party on 30 days notice.

Agreement for Patent Filing

On September 30, 2013, our sole officer and director, Michael Soursos (“Soursos”) entered into a memorandum of understanding and nondisclosure agreement whereby Gennadiy Petrovich Glazunov (“Glazunov”), the holder know how and trade secrets as they relate to pure hydrogen production, agreed to assist the Company on the filing of a patent covering such technology in the USA in exchange for the transfer of 64,500,000 shares of our common stock from the 120,000,000 shares of common stock currently held by Soursos in his personal name. Glasunov then immediately transferred a portion of these shares to third parties involved in the preparation of such patents. Soursos retains a control position in the common shares of the Company. Soursos undertook to enter into the agreement in order to find a suitable business for the Company in a field that has substantive opportunities for growth.

We intend to immediately commence research and development of the patent pending technology in conjunction with facilities provided by the National Science Center “KIPT”, National Academy of Science of Ukraine (“KIPT”). On September 30, 2013 and effective on October 1, 2013, the Company, as sponsor, and Glazunov as project manager for the research group on behalf of KIPT and the General Director of KIPT executed a Research Agreement for the research and development of the technology related to the patent to be filed by the Company in the U.S. All work undertaken under the Research Agreement shall belong to the Company solely. The work to be undertaken is required to be approved by the Ministry of Education and Science of Ukraine and requires that the project be managed from the U.S. by the U.S. Civilian Research & Development Foundation. As such, the Company has entered into an agreement with CRDF Global which is a registered trade name of the U.S. Civilian Research & Development Foundation (“CRDF”). In anticipation of closing of the acquisition of the patent rights, on October 1, 2013, the Company finalized a management agreement with CRDF. The Company will be required to fund the project costs of $200,000 and to pay a management fee to CRDF in the amount of $22,000.

CRDF Global is a nonprofit organization authorized by the U.S. Congress and established in 1995 by the National Science Foundation. This unique organization promotes international scientific and technical collaboration through grants, technical resources, training, and services. CRDF Global is based in Arlington, Virginia with offices in Moscow and St. Petersburg, Russia; Kyiv, Ukraine; Almaty, Republic of Kazakhstan; and Amman, Jordan. CRDF Solutions is a unique set of financial and project management services offered by CRDF Global to organizations in support of their collaborative scientific research, educational, and charitable activities. CRDF Global will provide the financial management and administrative support services for the project

Item 9.01    Financial Statements and Exhibits

(c) Exhibits:

Exhibit 10.1	Consulting Agreement between the Company and Michael Soursos
Exhibit 10.2	Consulting Agreement between the Company and G. Glazunov
Exhibit 10.3	Memorandum of Understanding between Soursos and Glazunov for patent.
Exhibit 10.4	Research Agreement between the Company, Glazunov and the National Science Center of Ukraine
Exhibit 10.5	U.S. Civilian Research and Development Foundation Management Agreement (‘CRDF”)
Exhibit 99.1	Invoice from CDRF pursuant to Management Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMAZONICA, CORP.

Date: October 7, 2013	By:	/s/ Michael Soursos
Name: Michael Soursos
Title: President